Veterinary Centers of America Inc.
     Reports First Quarter Financial Results; Company Reports a 57 Percent
        Increase in EPS on Record First Quarter Earnings and Revenues.

  SANTA MONICA, Calif.--April 28, 1998--Veterinary Centers of America Inc. (NASDAQ/NM:VCAI) Tuesday reported financial results for the first quarter ended March 31, 1998.
  Earnings per share for the first quarter ended March 31, 1998, increased
57 percent to 11 cents per share (basic and diluted) from 7 cents per share (basic and diluted) in the first quarter of 1997.
  Revenues in the first quarter of 1998 increased 13 percent to a record $63,312,000 from $56,023,000 in the first quarter of last year. Net income for the quarter increased 64 percent to $2,307,000, compared with $1,410,000 in the corresponding quarter in 1997.
  Bob Antin, chairman and chief executive officer, stated: "We are pleased to report significant growth in our net income and earnings per share in the first quarter ended March 31, 1998. The company continued to make significant advances throughout all of its operations during the first quarter.
  "Our operating income in the first quarter of 1998 increased 38 percent to $6,781,000 from $4,926,000 in the first quarter of 1997. EBITDA for the first quarter increased 30 percent to $9,917,000, or 46 cents per diluted share, compared to $7,654,000, or 37 cents per diluted share, in the prior year quarter."
  Antin concluded: "Thus far in 1998, Antech Diagnostics further expanded its national laboratory network with the acquisition of Laboratory Corp. of America's $10 million veterinary laboratory business, and our hospital division expanded by three hospitals and a kennel.
  In addition, we recently completed our $5 million strategic investment in Veterinary Pet Insurance, the nation's largest pet health insurance company."
  Veterinary Centers of America owns and operates the largest network of free-standing veterinary hospitals and one of the largest networks of veterinary-exclusive clinical laboratories in the country.
  In addition, VCA owns a partnership interest in Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Co. (NYSE:HNZ), which markets and distributes a complete line of specialty pet foods, as well as an investment in Veterinary Pet Insurance, the nation's largest pet health insurance company.
-0-

  With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the company to maintain gross revenues at a level necessary to maintain gross profit margins; the level of selling, general and administrative costs; the effects of competition; the continued success of the company's integration process; the effects of the company's recent acquisitions and its ability to effectively manage its growth; the continued implementation of its management information systems; pending litigation and governmental investigations; and the results of the company's acquisition program. These and other risk factors are discussed in the company's recent filings with the Securities and Exchange Commission on Forms 8-K, 10-Q and 10-K, and the reader is directed to these reports for a further discussion of important factors which could cause actual results to differ materially from those in the forward-looking statements.

NOTE: News releases, Form 10-Ks and Form 10-Qs can be obtained from the company's Web site at www.vcai.com.

                      VETERINARY CENTERS OF AMERICA INC.
                     Consolidated Statements of Operations
             (Unaudited - In Thousands, Except Per Share Amounts)

                                                     Three Months
                                                    Ended March 31,
                                                      1998        1997
Revenues:
   Animal Hospital                               $  45,584   $  39,939
   Laboratory                                       19,102      16,246
   Pet Food                                             --       1,064
   Eliminations                                     (1,374)     (1,226)
                                                    63,312      56,023

Direct Costs                                        48,507      43,520

Gross Profit:
   Animal Hospital                                   8,716       7,224
   Laboratory                                        6,089       5,561
   Pet Food                                             --        (282)
                                                    14,805      12,503

General & Administrative:
   Corporate                                         3,622       3,489
   Laboratory                                        1,266         960
   Pet Food                                             --         400
                                                     4,888       4,849

Depreciation & Amortization                          3,136       2,728

Operating Income                                     6,781       4,926

Interest Expense, Net                                2,284       1,798
Income Before Minority Interest
and Income Taxes                                     4,497       3,128

Minority Interest Expense                              155         171

Provision for Income Taxes                           2,035       1,547

Net Income                                        $  2,307    $  1,410

Basic Earnings Per Share                          $   0.11    $   0.07
Diluted Earnings Per Share                        $   0.11    $   0.07

Shares Used for Computing Basic EPS                 20,205      19,444

Shares Used for Computing Diluted EPS               21,402      20,699

--30--

CONTACT:  Veterinary Centers of America, Santa Monica
               Bob Antin/Tom Fuller, 310/392-9599
                                     310/392-7464 (fax)

